Exhibit 10.1

MANAGEMENT SERVICES AGREEMENT TERMINATION AGREEMENT

This Management Services Agreement Termination Agreement (this “Agreement”) is entered into effective as of May 12, 2025 (the “Effective Date”), by and among Cannae Holdings, Inc., a Nevada corporation (“Cannae Inc.”), Cannae Holdings, LLC, a Delaware limited liability company (“Cannae LLC”), and Trasimene Capital Management, LLC, a Delaware limited liability company (the “Manager”). Each party hereto shall be referred to as, individually, a “Party” and, collectively, the “Parties.” Capitalized terms used but not otherwise defined herein will have the meanings set forth in the MSA (defined below).

WHEREAS, the Parties entered into that certain Third Amended and Restated Management Services Agreement as of February 26, 2024, effective as of June 2, 2024 (the “MSA”).

NOW, THEREFORE, the Parties agree as follows:

1Termination of the MSA. Notwithstanding anything to the contrary in the MSA, on the Effective Date, the Parties agree to terminate the MSA in its entirety without any further obligations or liabilities for any Party other than (i) the obligations and liabilities set forth in Articles IX (Indemnity) X (Limitation of Liability of Manager), and XII (Miscellaneous) of the MSA which shall survive the termination of the MSA and (ii) the obligation of either Cannae Inc. or Cannae LLC to pay the Manager the amounts set forth in the table below on the corresponding dates:

Payment Date	Payment Amount
On the 15th date of each of May, June, July, August, September, October, November and December 2025	$633,333, representing each of the unpaid monthly Management Fees due to the Manager through December 31, 2025 that would have been due to the Manager on each of such payment dates
On July 1, 2025	$6,700,000, representing the second installment of the unpaid Termination Fees that would have been due to the Manager on July 1, 2025
On January 1, 2026	$11,400,000, representing the aggregate remaining unpaid monthly Management Fees due to the Manager from January 1, 2026 through June 30, 2027
July 1, 2026	$6,600,000, representing the final installment of the unpaid Termination Fees that would have been due to the Manager on July 1, 2026

The above payments shall be made in U.S. dollars by wire transfer in immediately available funds to an account or accounts designated by the Manager.

2Governing Law. This Agreement, the legal relations between and among the Parties and the adjudication and the enforcement thereof shall be governed by and interpreted and construed in accordance with the laws of the State of Nevada, without regard to the conflicts of law provisions thereof to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

3Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

4Amendment. No term or condition of this Agreement may be amended, modified or waived without the prior written consent of the other Party.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

CANNAE HOLDINGS, INC.

By: /s/Michael L. Gravelle
Name: Michael L. Gravelle
Title: Executive Vice President, General Counsel and Corporate Secretary

CANNAE HOLDINGS, LLC

By: /s/Michael L. Gravelle
Name: Michael L. Gravelle
Title: Managing Director, General Counsel and Corporate Secretary

TRASIMENE CAPITAL MANAGEMENT, LLC

By: /s/William P. Foley, II
Name: William P. Foley, II
Title: Managing Member